Exhibit 23.6

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in Amendment No. 1 to the Registration Statement (No. 333-204906) of our report dated March 28, 2014, with respect to the financial statements of Bengal Pipeline Company LLC, included in the Current Report on Form 8-K of Shell Midstream Partners, L.P. dated July 17, 2015.

/s/ Ernst & Young LLP

Atlanta, Georgia

July 15, 2015